Exhibit 99.1

770 Komas Drive	NEWS RELEASE
Salt Lake City, UT 84108 USA	For Immediate Release

Evans & Sutherland Reports Fourth Quarter and Full Year 2007 Results

SALT LAKE CITY, UTAH, March 10, 2008, Evans & Sutherland Computer Corporation (E&S) (NASDAQ: ESCC) today reported financial results in its Form 10-K filing for the fourth quarter and year ended December 31, 2007.

Sales for the year were $26.2 million, compared to sales of $15.0 million for 2006. Net loss from continuing operations for the year was $7.8 million or $0.71 per share compared to a net loss from continuing operations for 2006 of $9.5 million or $0.88 per share.  Backlog as of December 31, 2007 was $28.5 million, up 39.6% from December 31, 2006.  For the fourth quarter ended December 31, 2007, sales were $8.6 million compared to sales of $4.3 million for the fourth quarter of 2006.  The net loss from continuing operations for the fourth quarter was $1.1 million compared to a net loss from continuing operations for the fourth quarter of 2006 of $2.5 million.

Comments from David H. Bateman, President and Chief Executive Officer: “The fourth quarter of 2007 reflected continued progress for E&S.  In 2007 we had a full year of results for Spitz and benefited from successful realization of the planned synergies of Spitz activities with our Digital Theater activities.  We continued to make significant progress in our Advanced Display development efforts with the implementation of improvements in our laser projector product and achieving customer acceptances for two of our Digistar 3 Laser systems.

Results for the fourth quarter were improved over the third quarter, with increased revenues, improved operating efficiencies, increased new orders, and reduced expenses.  In our third quarter report, we cited a dispute we had over a development agreement for some new technology for our laser projector. This was resolved in January 2008 with the conclusion of a new agreement and development of the volume production version of our laser projector is proceeding on the revised schedule.  We continue to incorporate improved laser components which we expect will facilitate completion and acceptance of our production deliveries as well as achieving acceptances for previously delivered systems.  The incorporation of these improvements in new systems is underway and retrofits of existing systems will occur in the first half of the year.  However, we do not expect to repeat in the current first quarter the significant acceptances of these laser projector projects we had in the fourth quarter, and we will also incur some additional expenses associated with the new development agreement. As a result, our loss for the first quarter of 2008 is expected to be somewhat more than the loss reported for the fourth quarter of 2007.

For 2008 as a whole, we expect continuing profit growth from our Digital Theater and Spitz products, with orders and revenue remaining strong and operating efficiencies improving further.  In the Advanced Display area, we will continue the positive efforts we have underway to further improve our current products as well as significantly advance the development of new laser based products for both current and new markets. These steps will bring us closer to realizing the real benefits of our considerable investment in laser display technology and products.

With the continuing positive trends we are experiencing in almost all areas of our business, we expect to deliver further significant improvements in financial performance over the course of 2008 and beyond.”

Statements in this press release which are not historical, including statements regarding E&S’ or management’s intentions, hopes, beliefs, expectations, representations, projections, plans, or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  The Company assumes no obligation except as required by law to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” “confident” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance together with the negative of such expressions. Among the factors that could cause actual results to differ materially are the following: the ability of the Company to successfully integrate the Spitz business; the ability to complete production models of its laser projectors without further delays or higher costs; the Company’s ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; results of the Board’s evaluation of alternatives available to enhance value for shareholders; and market and general economic conditions. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission.

Consolidated Statements of Operations (XLS)

E&S is a registered trademark of Evans & Sutherland Computer Corporation.

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Contact:

David H. Bateman

President and CEO

Evans & Sutherland

770 Komas Drive, Salt Lake City, UT 84108

801-588-1674

dbateman@es.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS INFORMATION

(In thousands, except share and per share data)

Unaudited

	Three Months Ended		Year Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006

Sales	$8,609	$4,308	$26,219	$15,048
Cost of sales	6,010	4,101	17,763	11,442
Gross profit	2,599	207	8,456	3,606

Expenses:
Selling, general and administrative	1,903	2,322	8,204	10,141
Research and development	1,853	2,473	9,361	9,071
Operating expenses	3,756	4,795	17,565	19,212
Operating loss	(1,157)	(4,588)	(9,109)	(15,606)
Other income (expense), net	(33)	126	407	216
Loss from continuing operations before income taxes	(1,190)	(4,462)	(8,702)	(15,390)
Income tax benefit	78	1,949	853	5,910
Net loss from continuing operations	(1,112)	(2,513)	(7,849)	(9,480)
Income (loss) from discontinued operations, net of tax	172	(189)	323	(4,178)
Gain (loss) on sale of discontinued operations, net of tax	(1)	(1,616)	1,239	35,643
Net income (loss) from discontinued operations	171	(1,805)	1,562	31,465
Net income (loss)	$(941)	$(4,318)	$(6,287)	$21,985

Net income (loss) per common share - basic:
Loss from continuing operations	$(0.10)	$(0.23)	$(0.71)	$(0.88)
Net income (loss) from discontinued operations	0.02	(0.16)	0.14	2.91
Net income (loss)	$(0.08)	$(0.39)	$(0.57)	$2.03

Weighted average common shares outstanding - basic:	11,089	11,052	11,089	10,826

Net income (loss) per common share - diluted:
Loss from continuing operations	$(0.10)	$(0.23)	$(0.71)	$(0.87)
Net income (loss) from discontinued operations	0.02	(0.16)	0.14	2.90
Net income (loss)	$(0.08)	$(0.39)	$(0.57)	$2.03

Weighted average common shares outstanding - diluted:	11,089	11,053	11,089	10,847

CONDENSED CONSOLIDATED BALANCE SHEETS INFORMATION
(In thousands)
Unaudited

	December 31, 2007	December 31, 2006
Assets
Cash and restricted cash	$12,588	$16,182
Net receivables, billed and unbilled	5,900	7,064
Inventories, net	7,360	6,713
Other current assets	1,652	1,644
Property, plant and equipment, net	12,010	12,689
Prepaid retirement expenses	5,568	5,831
Intangibles and other assets	1,531	1,640
Total assets	$46,609	$51,763

Liabilities and stockholders’ equity
Accounts payable and accrued expenses	$6,636	$8,364
Customer advances and deposits	10,094	6,210
Pension and retirement obligations	10,117	9,442
Debt obligations	2,844	3,638
Other liabilities	1,785	1,727
Stockholders’ equity	15,133	22,382
Total liabilities and stockholders’ equity	$46,609	$51,763

BACKLOG
(In thousands)
Unaudited

	December 31, 2007	December 31, 2006
	$28,509	$20,408